EXHIBIT 5.1

                                                              January 11, 2002

Fonar Corporation
110 Marcus Drive
Melville, New York  11747

     Re:  Fonar Corporation
          Registration Statement on Form S-3

Gentlemen:

     I have represented Fonar Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the registration statement filed with the Securities and Exchange Commission on Form S-3 (the "Registration Statement") relating to the resale of up to 5,000,000 shares (the "Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock"). The Common Stock is issuable in connection with Company's stock payment agreement dated December 20, 2001 to pay certain obligations of its subsidiary, Health Management Corporation of America, to Dr. Glenn Muraca and Dr. Giovanni Marciano in shares of Common Stock (the "Stock Payment Agreement"). In this connection, I have examined originals or copies of the Stock Payment Agreement and such other documents, corporate records, certificates of public officials and other documents as I deemed necessary to examine for purposes of this opinion.

     I am of the opinion that the shares of Common Stock covered by the Registration Statement and issued in accordance with the terms of the Stock Payment Agreement are, or will be upon issuance, duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                                            Very truly yours,

                                                            /s/  Henry T. Meyer
                                                            Henry T. Meyer, Esq.